Exhibit 10.5

CONTRACT OF EMPLOYMENT

Made and signed in San Francisco this 18th day of October 2006, between:

Luz II, Inc. (hereinafter referred to as the “Company”), and

John Woolard,

Address:

(Hereinafter referred to as the “Employee”)

Whereas, the Company is engaged, in the research, development, production and sale of all manner of equipment, materials, software, know-how, and services related to the construction, establishment, financing, and servicing of world-leading solar energy equipment, and other goods and services; and,

Whereas, the Company is in need of an employee for the position described below, and the Employee has offered himself for employment with the Company in this position; and.

Whereas, the parties agree that the rights and obligations that shall apply to the relationship between them shall be pursuant to this Contract of Employment and all contacts between them shall be direct and without the involvement of any third party.

Therefore It Is Agreed Between The Parties As Follows:

1. Definition of the Position. The Employee assumed the position of President and Chief Executive Officer of the Company, initially working out of Employee’s home office in Oakland, California as of September 5, 2006. The Employee and the Company’s management team have agreed that Oakland California is the location for the Company’s headquarters, where the Employee is expected to work on a regular basis. The Employee will report to the Board of Directors of the Company, hi connection with the consummation of the Series A Financing (defined below), the Employee shall be elected as a member of the Company’s Board of Directors and the Executive Committee of the Board of Directors.

The Employee agrees to the best of Employee’s ability and experience that Employee will at all times loyally and conscientiously perform all of the duties and obligations required of and from the Employee pursuant to the terms hereof, and to the reasonable satisfaction of the Company, except as set forth in Appendix A, during the term of the Employee’s employment, the Employee further agrees that Employee will devote all of his business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, the Employee will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Chairman, and the Employee will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company, other than those relationships enumerated in Appendix A.. Nothing in this Contract of Employment will prevent the Employee from (i)

accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, (ii) owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange or no more than three percent (3%) of an entity whose stock is not listed on a national stock exchange, or (iii) owning the stock set forth in Appendix A.

2. Start Date. Subject to fulfillment of any conditions imposed by this Contract of Employment, the Employee’s employment with the Company commenced as of September 5, 2006 (the “Start Date”).

3. Proof of Right to Work. For purposes of U.S. federal immigration law, the Employee will be required to provide to the Company documentary evidence of the Employee’s identity and eligibility for employment in the United States.

4. At-Will Employment. The Employee’s employment with the Company will be on an “at will” basis, meaning that either the Employee or the Company may terminate the Employee’s employment relationship at any time for any reason or no reason, without further obligation or liability, except as set forth herein.

5. Salary

(a) Base Salary. The Employee will be paid a monthly salary of $22,834, which is equivalent to $274,000 on an annualized basis (the “Base Salary”) following the date upon which the Company raises at least $5 million through the sale of its equity securities to one or more new investors (such event, the “Series A Financing”). The Base Salary will be payable pursuant to the Company’s regular payroll policy.

(b) Increase in Base Salary following SEGS Project. Beginning when the Company has obtained a commitment (hereafter defined) for at least one 100 megawatt or larger Solar Energy Generation System (“SEGS”), then the Base Salary shall increase to $27,000 per month, which is equivalent to $324,000 on an annualized basis. Following such increase, the Base Salary will be reviewed annually for possible increases (but not decreases) by the Board of Directors or its Compensation Committee as part of the Company’s normal salary review process. A “commitment” for purposes of this Section 5 shall mean a Power Purchase Agreement (PPA) has been signed between a utility company and the Company, and a written agreement for an SEGS, signed by the Company, and the project purchaser or financing source if the Company is to build the project for their own ownership, as parties thereto, for the Company to design, supervise construction, provide equipment, and/or build a new facility, or an addition to an existing, facility, designed to provide capacity of not less that 100 megawatts, where financing commitments have been obtained that will allow commencement of scheduled construction or equivalent payments to the Company within 6 months or less.

6. Benefits and Other Entitlements

(a) Insurance Benefits. The Company will provide the Employee with the opportunity to participate in the standard benefits plans currently available to other senior executive employees of the Company, subject to any eligibility requirements imposed by such plans.

(b) Social Benefits. The Company will provide Employee with no less favorable social benefits than it provides to executive staff in Israel. In lieu of the Israeli Pension Scheme (5% of base salary), Disability/loss of working capacity (2.5% of base salary), and Advanced Study fund (7.5% of base salary capped at $6,000), beginning in the first month in which the Base Salary is paid, the Company shall deposit or credit $6,000 every year plus 7.5% of Base Salary into either a US tax-qualified pension plan or a non-qualified deferred compensation plan (such type of plan shall be at the Company’s reasonable discretion) for Employee intended to qualify under Internal Revenue Code (the “Code”) Section 409A.

(c) Refund of Expenses. In the event that the Employee’s work requires an overnight stay outside of the Employee’s place of residence, and/or otherwise legitimate business travel, or other permitted expenses according to Company procedures, the Employee shall be entitled to a refund of such expenses in accordance with the Company’s expense reimbursement policy as in effect from time to time. In addition, the Company shall reimburse the Employee for use of a mobile telephone.

(d) Vacation; Sick Leave. Employee shall be entitled to paid time off of 19 working days at full pay, which shall be increased to 21 days from the fourth year of employment and to 24 days after the seventh year of employment, which accrue in equal monthly portions. The dates of paid time off will be coordinated between Employee and the Company. The Company shall be entitled to introduce a uniform annual paid time off for all or part of the work-force, in respect to all or part of the paid time off allowance, at the Company’s discretion; provided, however, that Employee shall have the minimum paid time off specified in the first sentence of this subsection. Subject to the provision of due and reasonable prior notice, the Company may require Employee to take paid time off in accordance with applicable law. All paid time off days must be utilized in the employment year in which they accrue. No paid time off days can be accrued or carried over to the following year, unless otherwise agreed by the Company in writing and approved by the Compensation Committee of the Board of Directors of the Company. Subject to applicable law, paid time off days not used during such time will not continue to accrue or be redeemed by cash payment.

(e) D&O Insurance. The Company will promptly secure and name Employee as insured under, a Directors and Officers Liability insurance policy and will provide proof of such coverage to employee upon his request.

(f) Benefits Not Included in Severance. It is agreed and acknowledged by the Employee that any benefit arising to the Employee pursuant to this Section 6 shall in no way be deemed to form part of the Salary and the Employee shall have no claim against the Company for any severance pay or any social or other employment benefits arising from or based upon such benefits.

7. Stock Option Grant

(a) Initial Grant. In connection with the commencement of the Employee’s employment, the Company will grant the Employee an option to purchase 1,500,000 shares of the Company’s Common Stock (“Option Shares”) with an exercise price equal to 100% of the fair market value as determined by the Board of Directors on the date of the grant (which the Company currently anticipates shall be $0.35 per share). The option will be subject to the terms of the Company’s 2006 Stock Plan and the Stock Option Agreement between the Employee and the Company. Subject to accelerated vesting as provided elsewhere herein, the Option Shares shall initially vest over a five-year period at the rate of l/60th of the total number of the Option Shares per month, beginning on the Vesting Commencement Date (as defined in the Employee’s Stock Option Agreement, which date will be the Start Date, as defined above). Vesting will depend on the Employee’s continuing as a Service Provider (as such term is defined in the 2006 Stock Plan) with the Company. 200,000 of the Option Shares shall be a non-qualified stock option that is early exercisable (i.e., may be exercised by Employee prior to vesting subject to a right of repurchase that lapses at the same rate as the vesting schedule). Option Shares that are early exercised by the Employee shall be referred to herein as “Restricted Stock,” which shall vest prior to the portion of the Initial Option that is not early exercisable. The balance of the Option Shares shall be incentive stock option shares under Code Section 422, to the extent permitted by the $100,000 limitation of Code Section 422(d). The stock option agreement covering the Option Shares (the “Initial Option”) shall have a ten-year term. The Initial Option shall have a post-termination exercise period equal to the lesser of (i) one year, or (ii) the remainder of the original ten-year term.

(b) Acceleration Ordering. Any vesting acceleration provided for in this Agreement shall apply first to Restricted Stock, if any, and only to Option Shares after all of the Restricted Stock is fully vested.

(c) Acceleration Upon Closing of Series A Financing. Notwithstanding the foregoing, a portion of the Option Shares equal to the product of (a) the number of months that the Employee provides services to the Company prior to the Series A Financing (including partial months), multiplied by 36,000, shall immediately vest and become exercisable as of the Closing of the Series A Financing.

(d) Acceleration on Change of Control. In the event that the Company undergoes a Change of Control (as defined below), then all remaining unvested Option Shares shall vest at the accelerated rate of 1/12 of such shares per month (provided that if there remains less than 12 months worth of vesting, the vesting schedule of the remaining unvested Option Shares shall remain unchanged) immediately following the effective date of the Change of Control; provided that if the Employee is terminated without Cause (as defined below) or the Employee resigns for Good Reason following a Change of Control (as defined below), or the Employee’s employment terminates due to his death or Disability (as defined herein) then 100% of the then unvested Option Shares or other options will become vested and exercisable as of the Employee’s termination date. As a condition to Employee (or his estate) receiving this acceleration benefit, Employee (or his estate) agrees to execute the Company’s standard form of release releasing the Company from any claims relating to the Employee’s employment or termination.

(e) Definitions

(i) “Cause” shall mean a determination by the Board of Directors of the Company that Employee’s employment be terminated for any of the following reasons: (1) willful misconduct which in good faith determination of the Board has caused or will cause material harm to the Company, after having received written notice of such misconduct and at least thirty (30) days to cure such misconduct; (2) a violation of a U.S. federal, state or other law applicable to the business of the Company that has caused or will cause material harm to the Company, unless such violation arose from a matter that was reviewed by counsel to the Company and no potential violation of law was communicated to Employee; (3) conviction or plea of no contest to a felony under the laws of the United States or any state or country (other than traffic-related offenses not involving personal injury to any person); (4) fraud or misappropriation of property belonging to the Company or its affiliates intended to result in the substantial enrichment of Employee or an immediate family member of Employee; (5) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company, or (6) the Employee’s failure to satisfactorily perform the Employee’s duties after having received written notice of such failure specifically identifying the manner in which the company believes Employee has not substantially complied with such duties and after at least thirty (30) days within which to cure such failure. Termination of Employee for Cause pursuant to this section shall be made only after delivery to Employee of a copy of a resolution duly adopted by affirmative vote of not less than a majority of the Directors at a meeting of the Board called upon with at least five (5) days written notice to Employee and held for the purpose (which shall be set forth in this notice) of considering the termination of Employee pursuant to this section and at which Employee and his counsel are offered an opportunity to be heard, finding that in the good faith business judgment of the Board, Employee shall be terminated for “Cause”.

(ii) “Change of Control” shall be defined as (1) a merger, reorganization, consolidation or other acquisition (or series of related transactions of such nature) pursuant to which more than fifty percent (50%) of the voting power of all equity securities of the Company would be transferred by the holders of the Company’s outstanding shares (excluding a reincorporation to effect a change in domicile and normal financing transactions whether through sale or issuance of unregistered or registered securities); (2) a sale of all or substantially all of the assets of the Company; or (3) any other transaction or series of transactions, in which the Company’s stockholders immediately prior to such transaction or transactions own immediately after such transaction less than 50% of the voting equity securities of the surviving corporation or its parent (excluding normal financing transactions whether through sale or issuance of unregistered or registered securities).

(iii) “Good Reason” shall mean a resignation of the Employee’s employment within 30 days of the occurrence of any of the following events which occurs without his express consent within twelve months following a Change of Control: (1) a material reduction in the Employee’s title duties, authority or responsibilities, provided that neither a mere change in title alone nor reassignment following a Change of Control occurring prior to the IPO Effective Date to a position that is substantially similar to the position held prior to the Change of Control (i.e., the Employee still remains the head of the business unit or subsidiary encompassing at least the Company’s business prior to the Change of Control) shall constitute a material reduction in job authority or responsibilities; provided further that a reassignment following a Change of Control occurring on or after the IPO Effective Date to a position wherein Employee still remains head of the business unit or subsidiary encompassing at least the Company’s business prior to the Change of Control but is not the Chief Executive Officer of the acquirer, shall constitute a material reduction in job authority or responsibilities; (2) any reduction in the Employee’s Base Salary, potential bonus and/or employee benefits, unless such reduction is comparable in percentage to, and is part of, a reduction in the Base Salary, potential bonus and/or employee benefits of all executive officers of the Company; (3) a relocation of the office of the Company in which the Employee principally conducts business to a location more than 50 miles from the location of such office immediately preceding a Change of Control, unless such relocation does not result in the Employee being required to move his personal residence (e.g., reasonable accommodation of and adequate actual provisions made for telecommuting arrangements); (4) any breach by the Company of a material term of this Contract of Employment; or (5) the failure of the Company to nominate Employee for re-election to the Board of Directors of the Company upon expiration of Employee’s Board term (a “Failure to Nominate”) unless (i) such nomination is prohibited by law or any listing standard applicable to the Company or (ii) such Failure to Nominate occurs after a Change of Control; or (6) Employee directly reporting to someone other than the Board (except following a Change of Control occurring prior to the IPO Effective Date wherein the Employee still remains the head of the business unit or subsidiary encompassing at least the Company’s business prior to the Change of Control); or (7) the failure of a successor entity to assume the Company’s obligations under this Contract of Employment.

(iv) “Disability” shall mean Employee’s failure to render the services provided for under this Contract of Employment because of Employee’s incapacity due to physical or mental illness, for a period of ninety (90) days in any three hundred sixty five (365) consecutive day period and such inability is determined to be total and permanent by a physician expert in the area of such disability selected by the Company and acceptable to Employee or his legal representative (such agreement as to acceptability not to be unreasonably withheld).

8. Performance Options

(a) Financing Success-Based Stock Option Grant. At such time as (a) the Company has raised a cumulative total of at least $27 million in one or more equity financings (including the Series A Financing) and (b) the valuation of the Company (on a fully-diluted basis) after one or more financings following the conclusion of the final closing of the Series A Financing has increased by at least 50% from the valuation of the Company (on a fully-diluted basis) immediately following the final closing of the Series A Financing, then Employee shall promptly receive an additional stock option grant of 300,000 shares of Common Stock. Such option grant shall have an exercise price equal to the fair market value on the date of the grant, and shall vest monthly at the rate of l/60th of the total number of the option shares per month following the date of grant. Such option grant shall have a ten-year term and shall have a post-termination exercise period equal to the lesser of (i) one year, or (ii) the remainder of the original ten-year term.

(b) Cash Flow Stock Option Grant. The Employee shall be eligible to receive, (a) an option to purchase up to 300,000 shares of Common Stock (the “First Milestone Option”), and (b) an option to purchase up to 250,000 shares of Common Stock (the “Second Milestone Option”), in the event that the Company meets certain cashflow milestones related to the

Company’s profitability to be agreed upon by the Employee and the Company’s Board of Directors on or before December 15, 2006. It is anticipated that such cashflow milestones shall relate to achievement by the Company of operating cashflow goals of $5 million in 2009, $25 million in 2010, and $50 million in 2011, as measured in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (“GAAP”) and as set forth in the Company’s audited annual financial statements, prepared in accordance with GAAP, while successfully raising sufficient working capital (including PPA delivery deposits) on terms and conditions that are favorable to the Company and avoid triggering antidilution protection on outstanding shares of preferred stock. The operating cashflow goals may be adjusted, at the sole discretion of the Company’s Board of Directors for any project ownership or debt assumption decisions made by the Company that effectively defer project cashflow in return for ownership. The First Milestone Option shall be granted promptly following completion of the first cashflow milestone to be completed and the Second Milestone Option shall be granted promptly following the second cashflow milestone to be completed.

EXAMPLE: The milestones are established as set forth above. In 2009, the Company achieves the 2009 milestones. Employee is then promptly granted the First Milestone Option. In 2010, the Company fails to achieve the 2010 milestones. The Second Milestone Option is not then granted. In 2011, the Company achieves the 2011 milestones. The Second Milestone Option is then promptly granted.

Such option grants shall have an exercise price equal to the fair market value on the date of the respective grants, shall vest monthly at the rate of l/60th of the total number of the option shares per month following the date of grant, shall have a ten-year term and, shall have a post-termination exercise period equal to the lesser of (i) one year, or (ii) the remainder of the original ten-year term.

9. Termination; Severance Benefits. In no way limiting the Company’s policy of employment at will, each of the Company and the Employee shall have the right to terminate Employee’s employment with the Company without Cause upon 90 days prior written notice (which notice requirement from Employee may be waived by the Company, in which case the Severance Period (defined below) shall begin as of the date of notice of termination by the Employee). If the Employee’s employment is terminated by the Company without Cause (as defined in Section 7(f) above), if the Employee voluntarily terminates his employment due to Good Reason (as defined herein) or if Employee’s employment with the Company terminates as a result of the Employee’s death or Disability (as defined in Section 7(f) above) then the Company will provide severance benefits to the Employee or his estate as set forth in this Section 9. As a condition to the Employee’s receipt of such benefits, the Employee is required to comply with the Employee’s continuing obligations (including the return of any Company property), resign from all positions the Employee holds with the Company, and execute the Company’s Release. Except as set forth below, and except as otherwise specified herein, the Employee will not be entitled to any severance benefits upon the termination of the Employee’s employment with the Company.

(a) Severance Payment

(i) Termination Within First 3 Years of Service. Upon termination of the Employee’s employment by the Company without Cause, or upon the Employee’s resignation for Good Reason, or if Employee’s employment with the Company terminates due to Employee’s death or Disability on or before the third anniversary of the Start Date, the Company will provide the Employee with severance equal to three (3) months of the Employee’s then-current regular base salary, reduced by all applicable taxes and paid out over the Company’s regular payroll schedule following the date of the Employee’s termination (the “Severance Period”).

(ii) Termination After 3 Years of Service. Upon termination of the Employee’s employment by the Company without Cause, or upon the Employee’s resignation for Good Reason, or if Employee’s employment with the Company terminates due to Employee’s death or Disability after the third anniversary of the Start Date, the Company will provide the Employee with severance equal to six (6) months of the Employee’s then-current regular base salary, reduced by all applicable taxes and paid out over the Severance Period.

(b) Option Acceleration. If Employee is terminated by the Company without Cause, or upon the Employee’s resignation for Good Reason, or if Employee’s employment with the Company terminates due to Employee’s death or Disability at any time, then in addition to the benefits described above, the Employee shall also be entitled to receive accelerated vesting of any options or shares of restricted stock held by the Employee on the termination date such that the Employee will be vested on the termination date in an additional number of shares equal to the number of shares that would have vested over the 12-month period following the Employee’s termination date had the Employee’s employment continued through that date, based upon the vesting schedule applicable at the date of termination. Notwithstanding the foregoing, in the event that the Employee’s termination without Cause occurs following a Change of Control as described in Section 7(d) above, the Employee will be entitled to receive the stock acceleration benefits set forth in such section.

10. Golden Parachute Excise Tax Gross-Up. The Company and Employee will work over the one year following the date of this Contract of Employment to structure a plan, and make mutually agreeable changes to this Contract of Employment if needed, to minimize or avoid any potential future excise tax liability. In addition, the Company and Employee will work diligently in advance of events that would trigger the excise tax to reduce or avoid any excise tax liability.

In the event that the benefits provided for in this Contract of Employment or otherwise payable to Employee constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code, then Employee shall receive (i) a payment from the Company sufficient to pay 90% of such excise tax, plus (ii) an additional payment from the Company sufficient to pay 90% of the excise tax and federal and state income and employment taxes arising from the payments made by the Company to Employee pursuant to this sentence. Unless the Company and the Employee otherwise agree in writing, the determination of Employee’s excise tax liability and the amount required to be paid under this Section 10 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.

11. Attorney’s Fees. The Company agrees to directly pay Employee’s counsel for negotiating and assisting with this Contract of Employment up to a maximum of $6,000.

12. Confidential Information and Invention Assignment Agreement. The Employee’s acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is attached as Attachment A (the “Confidentiality Agreement”), prior to or on the Start Date.

13. No Conflicting Obligations. The Employee understands and agrees that by accepting this offer of employment, the Employee represents to the Company that the Employee’s performance will not breach any other agreement to which the Employee is a party and that the Employee has not, and will not during the term of the Employee’s employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this Contract of Employment or the Company’s policies. The Employee is not to bring to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which the Employee owes an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and the Company will assist the Employee in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, the Company expects the Employee to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggests that the Employee refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

14. Non-Solicitation. While employed by the Company and for a period of one year following the termination of Employee’s relationship with the Company for any reason, whether with or without Cause, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for Employee or for any other person or entity. Further, during Employee’s relationship with the Company and at any time following termination of such relationship with the Company for any reason, with or without Cause, Employee shall not use any confidential information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

15. Publications. The Employee shall not publish, in any scientific or other publication, any research or article connected with the Employee’s work for the Company, unless the Company has given its written consent from the Chairman to the publication thereof.

16. Company Property. The Employee shall use Company property only for the purpose of fulfilling employment responsibilities. The Employee shall, at the time of termination of such Employee’s relationship with the Company, the Employee will deliver to the Company (and will not keep in the Employee’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by the Employee in connection with the Employee’s relationship with the Company or otherwise belonging to the Company, its successors or assigns.

17. Company Procedures. The Employee will comply with all Company standard procedures and practices, provided that such procedures and practices do not derogate from anything contained herein.

18. Effect. This Contract of Employment shall come into effect and be binding on the parties only upon signature by both the Company and the Employee, and shall replace and supersede any oral or written agreements that the parties may have had in regard to any of the matters related to herein, including without limitation that certain letter agreement between the parties dated August 17, 2006.

19. Code Section 409A. Employee and the Company agree to cooperate to make such amendments to the terms of this Contract of Employment as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Internal Revenue Code, as amended; provided however, that Employee and the Company agree that any such amendment shall not (i) materially increase the cost to, or liability of, the Company with respect to any payments under this Contract of Employment or (ii) decrease the value of benefits provided to Employee under this Contract of Employment.

20. Governing Law; Counterparts. This Contract of Employment shall be governed by the laws of the State of California without regard to choice of law or conflict of law provisions or rules that would cause the application of the laws of any jurisdiction other than California. This Contract of Employment may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute the entire agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Contract of Employment, in the case of the Company by their duly authorized officers, as of the day and year written below.

COMPANY: LUZ II, INC.

By:	/s/ Arnold J. Goldman	Date:	Oct 18, 2006
Title:	Chairman and EVP
EMPLOYEE:

/s/ John Woolard		Date:	Oct 18, 2006
John Woolard

Appendix A

Prior commitments to other organizations

1. Employee is currently a Director at Greenvolts, a company that designs and builds concentrating photovoltaic systems to commercial and industrial companies, including utilities. Employee has invested financially in Greenvolts, serves on the Board, and will continue to advise the company where it is not in direct conflict with responsibilities to the Company. Employee currently owns more than 5% of Greenvolts outstanding shares.

2. Employee will also serve as a Venture Partner at VantagePoint Venture Partners, directing applicable companies/investments to VantagePoint Venture Partners, assisting from time to time with due diligence and management issues in portfolio companies, and possibly serving on board for VantagePoint Venture Partners; provided, however that such services shall not require more than 5% of Employee’s business time; provided, further, that any board membership in such capacity shall be subject to the approval of the Company’s Board of Directors.

Attachment A

Confidential Information and Invention Assignment Agreement

LUZ II, INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

(Woolard)

As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by Luz II, Inc., a Delaware corporation (“Luz II”) or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me, including that certain Contract of Employment between me and the Company dated concurrently with this Agreement (the “Employment Agreement”) or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. Duties. I will perform for the Company such duties as may be designated by the Board commensurate with my position with the Company. During the Relationship, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company, except as otherwise set forth in the Contract of Employment between me and the Company of even date herewith (the “Employment Agreement”).

3. At-Will Relationship. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

4. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any third party without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, plans, projects, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

5. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A. a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products, projects, or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, project, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, project, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to Luz II, will hold in trust for the sole right and benefit of Luz II, and hereby assign to Luz II, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, as a result of my Relationship with the Company (collectively referred to as “Inventions”), except as provided in Section 5(e) below. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of California.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) within the scope of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to Luz II at the time of termination of my Relationship with the Company as provided for in Section 6.

(d) Patent and Copyright Rights. I agree to assist Luz II, or its designee, at its expense, in every proper way to secure Luz II’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Luz II or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Luz II or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to Luz II or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If Luz II or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to Luz II or its designee as above, then I hereby irrevocably designate and appoint Luz II and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to Luz II or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to Luz II or such designee.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to Luz II do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

6. Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

7. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twelve (12) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during my Relationship with the Company and at any time following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

8. General Provisions. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. This Agreement and the Employment Agreement set forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

9. ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:		EMPLOYEE:

Luz II, Inc.		John Woolard, an Individual:

By:	/s/ Arnold J. Goldman	/s/ John Woolard
Name:	Arnold J. Goldman	Signature

Title:	Chairman and Ex VP	Date:	October 18, 2006

Date:	Oct 18, 2006

Address:		Address:

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 5

Title	Date	Identifying Number or Brief Description

☒ No inventions or improvements

☐ Additional Sheets Attached

Signature of Employee/Consultant:	/s/ John Woolard

Print Name of Employee/Consultant:	John Woolard

Date:

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.